FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  April 17, 2000.


                             HIGH PLAINS CORPORATION

              (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                 (316) 269-4310
                        (Registrant's telephone number)


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Item 5  Other Information

Wichita, Kansas, April 17, 2000 - High Plains Corporation (Nasdaq:HIPC) today reported that the ethanol producer's earnings for the fiscal 2000 third quarter ended March 31, 2000 rose to $1,194,532 or $.07 per share, almost double the $707,478, or $.04 per share (restated) reported for the like quarter ended March 31, 1999. Sales were $27,601,410 compared with $23,920,821 for fiscal 1999's third quarter.

President and CEO Gary R. Smith stated the results are "especially significant without the benefits of the Nebraska state subsidy which contributed $1.7 million to the third quarter of fiscal 1999."

Smith pointed out that increase in profits were primarily due to higher prices for fuel ethanol, increased industrial ethanol sales, and continued cost-saving initiatives implemented by management.

Fuel ethanol prices increased significantly following gasoline prices, which reached a peak in late March of this year. "Even though gasoline seems to have decreased somewhat with OPEC agreements to increase oil production, the higher demand of the upcoming summer driving season should continue to push fuel demand, and most analysts project that neither gasoline nor ethanol prices should decrease substantially in the near future" Smith continued.

Demand continues strong despite the higher prices, Smith said. "Our production capacity is largely sold and we are purchasing additional gallons on the open market to satisfy customers' needs. Recent announcements by the Environmental Protection Agency proposing a phaseout of MTBE, ethanol's principal rival oxygenate, has lead to much speculation that ethanol could be the only viable substitute. Although oil company lobbyists still propose a complete elimination of the Clean Air Act's oxygen requirement, even compromise proposals that would substitute a renewable fuels requirement should still increase the overall market and demand for ethanol."

Smith also was optimistic that the fourth quarter, which is traditionally weak in gasoline additive's seasonal cycle, will show the robust character exhibited in this year's second and third quarters. "Much of our grain margins are set through forward contracting and hedging, and with just normal grain plantings and weather impact, along with projected continued strength in ethanol pricing, the first quarter of our next fiscal year (beginning
July 1) should continue to be strong."

The Chief Executive cited a number of events that support his positive outlook.

- Good pricing, with fuel prices holding higher while grain prices, the company's feedstock, remain low.
- Risk management techniques being further refined to maximize profit margins.
- Achieving product diversity and lessening the company's dependence on ethanol though implementation of projects to produce other chemicals such as glycerol.
- Recent completion of ISO 9002 registration at the York, Nebraska facility, further formalizing and standardizing procedures and processes for higher quality control.
- Increasing capacity with reasonable capital investment to yield additional profitability.

A conference call with management to review the results of the third quarter will take place Tuesday, April 18th, at 10:00 a.m. CDT and 11:00 a.m. EDT. To participate in that teleconference, call 888-244-7406 about 10 minutes prior to the call. The operator will ask for ID# J418.

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol. The company operates production facilities in Colwich, Kansas, York, Nebraska and Portales, New Mexico. Additional information about the Company can be found at its Web site, www.highplainscorp.com.



This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.


                              Financial Highlights


                               Three Months Ended         Nine Months Ended
                                    March 31,                 March 31,
                               2000         1999          2000         1999

Net sales and revenue      $27,601,410  $23,920,820   $75,619,229  $73,086,754

Net income                   1,194,532      707,478     1,373,647    1,360,381

Earnings per share,
     (diluted)             $       .07  $       .04   $       .08  $       .08

Diluted shares
     outstanding            16,316,561   16,014,717    16,169,130   16,012,508


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:       April 17, 2000                          HIGH PLAINS CORPORATION

                                                    /s/Gary R. Smith
                                                    President & CEO